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                                                                   Exhibit 99.1

                                 PRESS RELEASE

FOR IMMEDIATE RELEASE                                   Contact: G. Dan Marshall
                                                                    618-474-7667

                         Argosy Gaming Company Announces
                 Results and Expiration of Consent Solicitation

         Argosy Gaming Company, (the "Company"), announced today that, as of 5:00 p.m., New York City time on May 18, 1999 (the "Consent Time"), the consent solicitation relating to its 13 1/4% First Mortgage Notes due 2004 (the "Notes") had expired. As of such time, the Company had received tenders of Notes and related consents from holders of approximately 90% of the outstanding principal amount of Notes pursuant to the Offer to Purchase and Consent Solicitation dated May 5, 1999. As a result, the Company has received the necessary approval of the holders of the Notes to the proposed amendments to the indenture under which the Notes were issued and to the creation of additional liens on the collateral securing the Company's obligations under the Notes.

         The total consideration to be paid for each validly tendered note and properly delivered consent is based upon a fixed spread of 50 basis points over the yield to maturity on the applicable reference security (5 1/2% U.S. Treasury Note due May 31, 2000), as of 3:00 p.m. on the date that is two business days prior to the expiration date of the tender offer. The tender offer will expire at 5:00 p.m., New York City time, on Monday, June 7, 1999, unless extended by the Company. The total consideration for each $1,000 principal amount of outstanding Notes tendered with a related consent delivered prior to the Consent Time will include a consent payment of $30 per $1,000 principal amount of Notes.

         In connection with the consent solicitation, the Company intends to promptly execute a supplemental indenture providing for the proposed amendments to the indenture under which the Notes were issued and amend the related security documents, to be operative upon acceptance for payment of the Notes in the tender offer.

         For additional information, please contact any of: Morgan Stanley Dean Witter (at 877-445-0397) the Dealer Manager for the tender offer, or MacKenzie Partners, Inc., the Information Agent (banks and brokers, call collect, 212-929-5500; all others call toll free, 800-322-2885).

         Argosy is a leading multi-jurisdictional owner and operator of riverboat casinos and related entertainment and hotel facilities in the midwestern and southern United States. Argosy, through its subsidiaries and joint ventures, owns and operates the Alton Belle Casino in Alton, Illinois, serving the St. Louis metropolitan market; the Argosy Casino in Riverside, Missouri, serving the greater Kansas City metropolitan market; and the Belle of Baton Rouge, Louisiana. Argosy is also a majority partner and operator of the Belle of Sioux City in Sioux City, Iowa, and the Argosy Casino & Hotel in Lawrenceburg, Indiana, serving the Cincinnati and Dayton metropolitan markets.

CONTACT: Jeanne Carr of MacKenzie Partners, Inc., 800-322-2885 for Argosy Gaming Company.